Exhibit 3.2

AMENDMENT NO. 1 TO THE BYLAWS OF MOTORSPORT GAMES INC.

This Amendment No. 1 (this “Amendment”) to the Bylaws of Motorsport Games Inc., a Delaware corporation (the “Corporation”), is made and entered into on November 9, 2022.

RECITALS:

WHEREAS, pursuant to Section 6.07 of the Corporation’s Bylaws (the “Bylaws”) and Article IX.B of the Corporation’s Certificate of Incorporation (the “Charter”), the stockholders of the Corporation are expressly empowered to adopt, amend, alter or repeal the Bylaws by, unless a higher percentage is required by the Charter as to any matter which is the subject of the Bylaws, by the affirmative vote of the holders of 662/3rd% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class (the “Requisite Approval”); and

WHEREAS, the Requisite Approval has been obtained.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree that the bylaws of the Corporation shall be amended as follows:

1. Amendments. Effective as of November 9, 2022, Article 2.07 of the Bylaws is hereby deleted in its entirety, and the following is substituted in lieu thereof:

“Section 2.07. Action by Consent. Unless otherwise restricted by the certificate of incorporation or otherwise provided by law, any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”

2. Limited Effect. Except as expressly amended and modified by this Amendment, the Bylaws shall continue to be, and shall remain, in full force and effect in accordance with its terms.

3. Execution. Delivery of an executed signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

IN WITNESS WHEREOF, the Corporation has executed this Amendment as of the date set forth above.

MOTORSPORT GAMES INC., a Delaware corporation

By:	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	Chief Executive Officer